EXHIBIT 99.1

IMMUNOMEDICS IN DISCUSSIONS TO REGAIN

DEVELOPMENT RIGHTS FROM AMGEN

FOR EPRATUZUMAB

Morris Plains, NJ, November 11, 2003 — Immunomedics, Inc. (Nasdaq: IMMU) today announced that it is in advanced discussions with Amgen (Nasdaq: AMGN) concerning the possible return to Immunomedics of North American and Australian development rights of epratuzumab, the humanized monoclonal antibody therapeutic licensed to Amgen in December 2000. Several months ago, the parties had attempted to negotiate an expanded license agreement that would have given Amgen global development rights, but were unable to agree on terms. More recently, Amgen advised Immunomedics that due to a reassessment of its product portfolio, Amgen had decided not to proceed with a registration trial.

“While it is too early to determine where these discussions will lead, we are in agreement with Amgen that the foremost objective is the continued development and commercialization of epratuzumab, only now potentially on a worldwide basis. Epratuzumab offers hope to patients suffering from non-Hodgkin’s lymphoma (NHL) where other treatments have failed, and we are pleased that Amgen shares our interest in our completing the development of this drug as quickly as possible. We hope to be in a position to identify an appropriate licensing partner without a significant delay and with the ability to complete the global development of the product,” commented Company President and Chief Executive Officer, Cynthia L. Sullivan. “We do not anticipate that this change will impact the ongoing trials being pursued by the National Cancer Institute’s two study groups, ECOG and SWOG,” Ms. Sullivan further commented.

“In both single- and multi-center clinical trials of epratuzumab given alone or in combination with rituximab, the agent has been found to be safe, well-tolerated in 1-hour infusions, and active in the treatment of NHL patients, as communicated at various scientific meetings over the past two years as well as in an article published recently in TheJournal of Clinical Oncology,” remarked Ivan D. Horak, M.D., Executive Vice President, Research and Development, and Chief Scientific Officer at Immunomedics.

“We are pleased with the additional clinical data being presented by Amgen investigators at the forthcoming meeting of the American Society of Hematology (ASH), showing further evidence of both the safety and activity of epratuzumab in NHL. The efficacy results in the multi-center trial of epratuzumab combined with rituximab are lower than those observed at the single-institution study at New York Hospital, presented at ASH in the past, suggesting that different patient populations were studied. This points to the need of a randomized trial, as is usually conducted in such settings,” Dr. Horak elaborated.

Dr. Horak also said: “We now have early evidence that epratuzumab is also well-tolerated in patients with autoimmune disease, and are moving forward rapidly to complete the single-agent Phase I trial in these potentially new indications.”

Immunomedics is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and other serious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and other sites of disease. Immunomedics has six therapeutic product candidates in clinical development and has two marketed diagnostic imaging products. The most advanced therapeutic product candidates are LymphoCide® (epratuzumab), for which certain Phase II clinical trials for the treatment of non-Hodgkin’s lymphoma have already been completed, and CEA-Cide® (labetuzumab), which is in Phase I/II clinical trials for the treatment of certain solid tumors.

This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company’s Annual Report on Form 10-K for the year June 30, 2003.

Company Contact: Investor Relations, (973) 605-8200. Visit the Company’s web site at http://www.Immunomedics.com